Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Prothena Corporation plc

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Equity	Ordinary Shares, $0.01 par value per share	457(o) and 457(r)	3,737,500(2)	56.50	$211,168,750	0.00011020	$23,271	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$211,168,750		$23,271

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$23,271
(1)

Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rules 456(b) and 457(r) of the Securities Act, as amended, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-254622 filed by the registrant on March 23, 2021.

(2)	Includes 487,500 ordinary shares that the underwriters have an option to purchase.